Exhibit 5.1

June 13, 2023

Disc Medicine, Inc.

321 Arsenal Street, Suite 101

Watertown, MA 02472

Re:	Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-269272) (as amended or supplemented, the “Registration Statement”) filed on January 18, 2023 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Disc Medicine, Inc., a Delaware corporation (the “Company”), of up to $300,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on January 24, 2023. Reference is made to our opinion letter dated January 17, 2023 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on June 15, 2023 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to 2,595,919 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), and (ii) pre-funded warrants to purchase up to 204,081 shares (the “Pre-Funded Warrant Shares”) of common stock of the Company (the “Pre-Funded Warrants” and, together with the Shares and the Pre-Funded Warrant Shares, the “Securities”), covered by the Registration Statement. The Shares include an over-allotment option granted to the underwriters of the offering to purchase 420,000 shares of common stock. The Shares and the Pre-Funded Warrants are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that:

1. The Shares have been duly authorized and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

2. The Pre-Funded Warrants have been duly authorized and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be valid and binding obligations of the Company.

Disc Medicine, Inc.

June 13, 2023

3. Assuming the Pre-Funded Warrant Shares were issued today in accordance with the terms of the Pre-Funded Warrants, they would be validly issued, fully paid and non-assessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares (the “Current Report”) which is incorporated by reference in the Registration Statement. We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Current Report and its incorporation by reference and the reference to our firm in the Current Report. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP